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                 [IAC IRVINE APARTMENT COMMUNITIES LETTERHEAD]


                                                                     FOR RELEASE
                                                                    JULY 2, 1997
Contact:
James E. Mead
Senior Vice President and
Chief Financial Officer
Office:       714-720-5557
After Hours:  888-587-8578



                  WILLIAM MCFARLAND NAMED PRESIDENT AND CEO OF
                          IRVINE APARTMENT COMMUNITIES



      NEWPORT BEACH, CA, July 2, 1997 -- William H. McFarland, 57, who for 13 years has guided all residential community development on the master-planned Irvine Ranch in Orange County, CA, today was named president and chief executive officer of Irvine Apartment Communities (NYSE:IAC) effective July 15.

      He assumes the titles and responsibilities from Donald Bren, chairman of The Irvine Company. Bren will remain chairman of IAC and deeply involved with McFarland in guiding the company's strategic growth both on The Irvine Ranch and in other selected markets in California.

      Currently McFarland is president and chief executive officer of Irvine Community Development Company, the land development arm of The Irvine Company, which is building the nation's largest master planned urban environment on the 54,000 acres it owns in Orange County.

      In 1996, McFarland was elected to the California Building Industry Foundation Hall of Fame, recognizing his housing industry leadership and his influence in the construction of more than 40,000 homes and apartments in California during his 29-year career.


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      "Bill brings knowledge and experience to IAC that could not be matched by any one else, including expert understanding of IAC's principal markets, appreciation for its quality products, and a strong, positive working relationship with senior officials of both IAC and The Irvine Company," said Bren.

      He noted that McFarland is intimately aware of the Irvine Ranch, IAC's principal market. Since 1984, McFarland has guided all of The Irvine Company's homebuilding activities, and oversaw the development of 10,700 apartment units on the Ranch, most of which became the core of IAC's portfolio at its IPO in December 1993.

      McFarland has also been associated with Kaiser Aetna, the Bren Company and homebuilder California Pacific Homes, providing him with critical experience in residential markets of San Diego and northern California where IAC is currently expanding its portfolio.

      "Bill has no equal in our business for understanding the implementation of large scale community development," Bren added. "He is tough, smart, a great businessman, a superb manager, and a true strategic thinker with vision."

      McFarland will also continue as a member of IAC's board of directors. He will sever all relationships with The Irvine Company, including giving up his seat on its board of directors. Further, he will no longer be associated with Bren's California Pacific Homes.

      "This move comes at a time when the tremendous explosion in high tech job creation in California -- particularly in selective areas like Irvine, Silicon Valley and north San Diego -- is fueling growing demand for housing," McFarland said. "For companies like IAC, with the resources, talent and strategic vision, this represents a once-in-a-lifetime real estate opportunity. The challenge of heading a thriving public apartment company in this business environment is irresistible."

      McFarland holds a master's degree in business administration from California State University, Los Angeles, and a bachelor's degree in accounting from Arizona State University. He served three years as an officer in the U.S. Marine Corps.

      McFarland and his wife, Romy, live in Newport Beach. They have three children.


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      Irvine Apartment Communities, a southern California-based real estate investment trust, is the dominant owner and operator of apartment properties on Orange County's Irvine Ranch, the nation's largest master-planned community. The company has recently initiated an expansion program into other high growth markets of California, focusing on northern California's Silicon Valley and northern San Diego County. At June 30, 1997, IAC owned 55 apartment communities representing 14,991 completed rental units and 1,110 units under construction.


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